Exhibit 99.1

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

SENETEK

Moderator: Frank Massino

April 24, 2007

11:00 am CT

(Conference Service Coordinator): “Welcome to today’s teleconference. At this time, all participants are in a listen-only mode. Later there will be an opportunity to ask questions during our Q&A session. I will now turn the call over to Lynn Granito from the Investor

Relations Group to read the Safe Harbor introduction. Go ahead please.”

(Lynn Granito, of The Investor Relations Group): “Welcome to Senetek PLC Fiscal Fourth Quarter and Year End 2006 Conference Call.

On the line today, we have Frank Massino, Chief Executive Officer of Senetek and Bill O’Kelly, Chief Financial Officer.

Before we begin, I’d like to remind the audience that this conference call is being provided for informational and discussion purposes. It is not intended to provide and should not be relied upon as investment advice or an opinion regarding the appropriateness or suitability of any investment.

Nothing herein should be construed as an offer to sell or solicitation of an offer to buy any securities. This discussion will contain forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially.

These risks and uncertainties include barriers to get regulatory approval for our product candidates, market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products.

We’d like to refer our audience to the documents that Senetek files from time to time with the Securities and Exchange Commission.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

I now like to hand this call over to Bill O’Kelly.”

(William O’Kelly): “Thanks, Lynn, and good afternoon, everyone.

I will first briefly review our 2006 financial results. I will then cover two matters addressed in our prior call — commercialization of new products and the corporate Web site.

Finally, we will open the call to your questions.

Earlier this month we filed our Form 10-K for the fourth quarter and yearend December 31, 2006 and we also issued a press release regarding those financial results the same day. You can find both documents on our Web site.

Let me review those results with you by business segment — skin care and pharmaceuticals.

Revenues from our skin care products increased $2,278,000 or 47.8% for 2006 compared to 2005. Of that increase, Valeant royalty revenues accounted for an increase of $2,645,000 stemming from the July 2005 amendment to the license agreement. This was offset by a $407,000 decrease in the royalty revenue from Revlon due to a scaleback of a Revlon product containing Kinetin.

Other Kinetin licensees delivered generally comparable or slightly increased license revenues in 2006 compared with 2005 except for The Body Shop where royalties declined by $118,000, on a reduced sales of Kinetin-based products.

2006 pharmaceutical revenues increased 25% or $282,000 over 2005. Monoclonal antibody royalties increased $240,000 due to increased sales by Covance Antibody Services.

During 2006, the company sold $65,000 of polyclonal antibodies supplied by the Research Foundation for Mental Hygiene to Covance.

Revenues from sales of monoclonal and polyclonal antibodies are expected to fluctuate as the sales of these products follow patterns determined by project-driven research organizations.

Our agreement with Covance Antibody Services guarantees us minimum payments for monoclonal antibodies of $860,000 in 2007 through 2010 and $442,000 in 2011.

Net income for the year-ended December 31, 2006 totaled $1,883,000 or 3 cents per share compared to a net loss of $1,739,000, a loss of 3 cents per share in 2005.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

Net income for the year-ended December 31, 2006 included a $927,000 non-cash expense for the write-off of a debt discount on retirement of senior secured notes and a $250,000 gain on the sale of Reliaject assets.

Net income for the fourth quarter of 2006 was $575,000 or 1 cent per share compared with a loss of $801,000, a loss of 1 cent per share in the fourth quarter of 2005.

Cash flow from operations for the year-ended December 31, 2006 was $1,290,000 compared with a cash use of $1,406,000 in 2005 operations.

We expect 2007 revenue and net income to increase significantly from 2006 as a result of our previously announced grant of a fully-paid license to Valeant Pharmaceuticals.

The $21 million cash payment from this transaction will be included in 2007 revenues along with approximately $3,750,000 in previously deferred revenues.

Turning to commercialization of new products, anti-aging clinical testing on two biologically active compounds — Pyratine-6 and 4HBAP — has been completed and the compounds are ready for commercialization.

In our last call in November 2006, we stated that we had advanced to late stage negotiations for a co-marketing and distribution agreement for Pyratine-6.

Certain aspects of our recently-completed licensing agreement with Valeant Pharmaceuticals necessitated the delay of these negotiations. We have now resumed work on this transaction and look forward to reporting details once they are finalized.

Regarding our corporate Web site, the framework of the new Web site has been constructed that will communicate our business in a more effective manner.

To date, we have not been satisfied with the progress or process and as a result, we have turned this important project over to the Investor Relations Group, our new Investor Relations firm.

We’ll now open the floor for questions.”

(Richard Sandifer): “Yes. I was interested in having your comments about the clinical trials that you have for the acne rosacea going on and how sort of in a broad way how long do you think that it might be before if the clinical trials for that go well that we might have a product that we could market?”

(Frank Massino): “Richard, this is Frank speaking. With regards to the acne rosacea treatment, I want you to know, the reason we are pursuing that is during the anti-aging studies, we also included a clinical endpoint for the reduction of erythema or redness which is a common trait that you see or a symptom you see with acne rosacea.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

We were very pleased with the results with the PRK 124, Pyratine 6. And our technical advisers, our dermatologist group down in UC Irvine felt this would be a great indication particularly since we knew that Kinetin was very effective in acne rosacea. We would expect the results probably not to be reported until about five months from today.

The studies—we have patients that have been enrolled but there are actually more subjects to be enrolled. So it will probably be five to six months before we will definitely have a product.

Somewhere in between, we probably will have some indication as to whether we do have a product ready for commercialization.”

(Richard Sandifer): “Do you think that this sort of thing might be something that we could market our sales rather than going to an outside party where we could maybe, you know, have our own sales force and be able to control what we do with the product on our own at least in a small segment of the overall market for that?”

(Frank Massino): “Yes, actually, one area that we know that we can reach is the dermatology group and we’ve been very busy working with different organizations to help us look at that marketplace.

Bill and I both believe that it is time for us to make sure we gain a better benefit of revenue sharing for Senetek and that would be through different types of arrangements with our partners or licensees—really, I should say marketing the compound ourselves in the dermatological marketplace.

So, that is a real possibility. That was one of the push behind the doing the paid-up license agreement with Valeant.”

(Richard Sandifer): “I know, since we have the paid-up license agreement with Valeant, that had been in the past a great source of quarter-to-quarter revenue, and now that we’ve got that, my understanding is that that will—we’ll get all of our bang for the buck at one time and we won’t really have a quarter-to-quarter kind of situation from that source.

What sort of other sources and plans might be available to replace that quarter-to-quarter constant kind of revenue that we’ve had? Could you say a few things about that?”

(Frank Massino): “Yes. I’d be glad to do that. First and foremost, as we had indicated, we do have a major cosmetic company (evaluating PRK124). And just so, you know, that when we first, went with Kinetin to the marketplace, we didn’t have much money, we had to be—we weren’t quite as selective as, you know, as one would like to be. This time, we are very selective.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

But we have a major cosmetic company that is presently testing Pyratine 6 PRK 124 as a skin whitener, which is a major market, and for acne rosacea. That would be in the prestige marketplace.

We are in negotiations with a large company in Europe in the mass market. Again, and these are challenges that we cannot enter ourselves for Pyratine 6 (PRK 124) and for 4HBAP as well.

We are in negotiations with a large—largest pharmaceutical company in India to launch this product in India. We are working with a group in Australia with 4HBAP. We definitely have several different companies for the dermatological market, and as Bill had indicated, we were—we are in the final stage of negotiation but, you know, we definitely want to make sure the economic terms are right.

We will—I personally believe — and I think Bill would agree with this – that revenues, if we consummate all of these deals, will go ahead and accelerate rapidly in 2008.”

(Richard Sandifer): “Right. I just want to say, I think that the numbers that you all are putting together now look good and they’re certainly encouraging and I congratulate you on that.

And just one additional question, what comments would you have about obtaining re-listing on a national exchange? I think our financials are beginning to look such that, you know, we might qualify for a national listing. Could you say some things about what the thinking might be on that?”

(Frank Massino): “I’ll start and Bill can go ahead and finish on this. Just so you know that we are definitely going to be doing—making some changes to the capital structure that will get us closer to a national listing. There are all kinds of different alternatives, and at this point in time, it would be kind of foolish and premature to go and discuss them in details, but, Bill basically might like to address and comment on this.”

(William O’Kelly): “Sure. The—one of the benefits of the Valeant transaction was to get us over one of the hurdles that we had to overcome relative to just our financials with respect to negative equity, and so, we’ve gotten there.

There are a number of other things that would need to be considered before we would qualify for a national market listing.

There is an interim step that we are looking at possibly taking it, it’s called the OTC QX listing on the pink sheets which is something on a level—a higher level than the average company that typically resides on the pink sheets and these are for qualified companies that are—have more structure, have more regular reporting, have qualifications that you need to abide by in order to get this particular listing.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

It’s relatively new. We’re watching this. There are about 12 companies that are currently enlisted in this right now and so that might be a step that we’d be taking.

We also have, as we have announced, enlisted a new group, Investor Relations Group, and we have—we will begin a very targeted and a very strategic push towards the buy and sell side to investment community, and I think that’s going to go hand in hand with respect to any program that we would embark upon to eventually obtain a national listing.”

(Richard Sandifer): “Do you think we would be within, say, a year of national listing?”

(William O’Kelly): “I wouldn’t want to put any type of a timeline on it. I think it’s going to depend upon certain things that we would—that we do relative to some of the equity things that we—that Frank talked about.

So, you know, it’s important to us, we understand that it’s important to the shareholders and it’s important to the investment community, and so it is something that we are going to work diligently on.”

(Richard Sandifer): “Yeah, I think that if we were listed on national exchange, I think everyone would agree, it certainly (have) for a stock price.

So, thanks for the good work. Thank you.”

(William O’Kelly): “Thank you.”

(Tom Seymour): “Yeah. Good morning, gentlemen; another good quarter, good work. Frank, you haven’t really talked about Invicorp™ today, and could you tell us how that’s going and especially if we know anything about how—if they sold anything in Denmark?”

(Frank Massino): “Yes, I definitely will speak to Invicorp™. The (activities) and goings-on in Denmark actually are going pretty slow quite frankly and the reason being is that it has—it’s all tied to the marketing effort and that’s not a large company and that’s (Denmark) not quite the strength of Ardana.

On the really good side of the news is a fact that Plethora is definitely making major inroads for gaining approval in the US, in fact, on May 2, they will be meeting with the FDA again to advance their progress and their plan.

More importantly, they are definitely taking a very strong interest in the Reliaject drug delivery system which really makes it really very beneficial for the use of Invicorp™.

As I said many times before, we definitely are very happy to have Plethora and Ardana as our partners most likely—mostly because of their experience in the erectile dysfunction market.

As I mentioned, Maureen Lindsay, the CEO of Ardana was the former President of Pharmacia in the (AAA) region and that had (Caverject®). And they also have the former product manager for (TAP) Pharmaceutical (ED) product.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

And then on the Plethora side, we have Mike Wyllie who’s the Chief Scientific Officer and the founder of Plethora who was responsible for Viagra quite frankly. And they have tremendous plans for Invicorp™.

So we’re quite—you know, we definitely anticipate approval in Europe—European approvals in Europe this year and we do expect it to, you know, to hit one or two of large markets (countries) in the European (EU) union.”

(Tom Seymour): “Okay. Another question for you, getting back to the money we got, the $21 million, and if I’m reading this right, we probably have more than that on hand, now there are some money.

We’re sitting on a lot of money. I understand what you talked about this being one of the things to help us get a proper listing. But what you’re going to do with the money now that we’ve got it? Can you tell us anything about the reason we have all this money on hand now?”

(Frank Massino): “Yeah. That’s really a very good point. Well, first and foremost as you probably well know, say there’s $60 million shares outstanding and we have about 24 million in the bank, okay…”

(Tom Seymour): “Uh-huh.”

(Frank Massino): “…(with that yet). So that’s probably just cash value—cash enterprise value alone is a 40 cents stock, all right? We know that we’re undervalued.

The money, the reason we did this deal, (Tom), is really very simple. The PRK 124 (Pyratine 6), when you compare it with Kinetin, is superior. It is an unbelievable product, and same thing with 4HBAP in our pipeline. We are loaded with technology and we’re not quitting.

In fact, we’re in heavy negotiations with for a cosmetic filler and also for an acne product. We definitely are going to continue to build our portfolio of, you know, compounds and we are looking at a 510K device (filing) for that cosmetic filler and perhaps the RX route for PRK124 if acne rosacea really pans out, but they’d probably be with a partner.

So it is going to be used—a lot of it is going to be used for accelerating the development of our products.

In addition, we are getting away from the standard licensing agreement—outlicense agreement that we’ve had. We are going to be contributing in a different fashion where we’d probably be making cash investment in some of the marketing arrangements, you know, where we will definitely gain a greater benefit in return.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

In other words, we won’t be just receiving a percentage of the royalty.

We will also take much more control. As you know, when you do outlicensing, you do have a difficult time and this is not being (ornery) or whatever, but in trying to make sure that you’re getting paid a fair value on—for the royalty. So we are going to take control of manufacturing the compounds, you know, we’ll hand the manufacturing side, which will make—we’ll take some type of an investment.

We definitely will also be looking for a product in the dermatological area that’s already out there that might have revenues that we could acquire. Those are some of the main uses for the fund.

Bill, I don’t know if you want to add to that?”

(William O’Kelly): “No. You know, I think what Frank said regarding PRK 124 was appropriate.

You know, we were—Kinetin, it was a significant product for us and we reached the point in time where we had to make decisions relative to the—to the whole relationship with Valeant in terms of our pipeline and the properties of the compounds in our pipeline.

And so we felt strategically that it was important to go ahead and do this transaction, take the risk out of the future, if you will, with respect to performance and put ourselves in a position whereby we control our destiny to a greater extent.”

(Tom Seymour): “Okay. Final question for you guys and this gets back to the previous caller, but I’m always bringing up in the call so I’m getting relisted in this whole area of – one way when you’ve talked about the past is maybe acquiring a company or merger or something, and I know as we have that money, you just said something to that effect that could be—is this maybe one of the things we’re going to do with the money then as maybe buyout somebody or merge with somebody?”

(Frank Massino): “Yes. Tom, that’s really a—definitely a safe bet to say. And quite frankly, with all the cash that we have on hand and the technology, we are a target for takeover. That’s a fact.

And really, we definitely—you know, we have conversations along those lines and we do think that it’s a—that might be one of the best things to do is to merge or acquire or be acquired.

And all—whichever is going to be best to the shareholders is what we’re going to do. It’s going to have to be a company that we would engage that the relationship would be beneficial. It won’t be something just to go ahead and be done. And we will look for an accretive type situation as opposed to a dilutive, you know, arrangement.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

But it is—you’re absolutely correct. I’m not going to make any promises, whatever, but I can tell you that there’s a lot that’s going on here at Senetek today.”

(Dan Miktivit): “Yes. I was a little confused about the PRK 124 deal. The last call,

you talked about being pretty close to, you know, initiating some kind of a deal. And then Bill got on early and said there was an issue with Valeant.

I’m just—I’m confused about what really is happening there from a deal standpoint or when we can anticipate hearing about something.

And kind of—also associated with that is, what—I mean, it’s really hard to get and it’s always been kind of hard to get some kind of a guidance as far as revenue streams, you know, for 2007, future years—you talked about an increase coming or anticipated for 2008 but, you know, what can we expect to hear from 2007?

And then also kind of an update on—again, the last call you talked about doing some roadshow, an investor kind of marketing engagements. You know, we see that there’s a new PR firm that was brought in, kind of what can we anticipate seeing or hearing about in terms of really addressing the shareholder value and trying to get some interest going in this—in the stock?”

(Frank Massino): “That’s a hard question. First and foremost, with regard to PRK 124, we definitely are in final negotiations with a company for the dermatological market. And I mentioned the fact that we do have a major cosmetic company that is evaluating it for skin whitening.

The fact of the matter is that during the Valeant transaction, you know, we did approach Valeant to go ahead and take on PRK 124 but it’s really beneficial that they didn’t because they have Kinetin.

And the idea is that PRK 124 in the anti-aging market is going to compete with Kinetin. They know that. We know that. And so we really wanted to make sure that we completed the Valeant deal, and we actually had a delay with regards to finalizing the PRK 124 (agreement).

I know that historically I’ve been guilty of always being very enthusiastic. I will say that anything I do say, it does happen. Sometimes it doesn’t happen quite as quickly as I say it will happen. But what I’ve stated, I will really stand by.

There will be a deal for PRK 124 in the near future, but I’m not going to give a timeline.

With regards to the roadshows, whatever, that is the idea the reason we hired IRG because that is their expertise quite frankly. And, you know, you have to keep mind that right now we only really have two people in top management, that’s Bill and myself, so we also have to keep the business running.

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

But beginning in June, I think, it’s the target that we will be going out to present to fund managers, you know, on a very consistent basis to build shareholder value.

At the same time, we do expect some significant events to take place, which I’m not going to get into at this point.

As far as guidance, you know, the board and many companies are not really providing guidance at this point in time. I’ll let Bill speak to that matter and to anything else he would like to speak to.”

(William O’Kelly): “Oh, in terms of expectations for 2007, the—you know, what we know right now as we have—for all intents and purposes, our revenue has—is—going forward is—has been reduced to—at this point in time, right now, today, revenues from the monoclonal antibody business.

We will have the benefit of—about $25 million of revenue in the first quarter of this year based upon the Valeant transaction and the first quarter of the other Kinetin licensees.

Realistically, you know, I would expect that, you know, when we do the deals that Frank has been discussing, they will start to come in the latter part of 2006.

In terms of a run rate, we were—we had a run rate of about $2.2 million, $2.3 million a quarter prior to the Valeant deal. You know, it’s going to probably take some time to build back up to that. But, you know, if I were to—(have it) to guess, I would say in the latter part of 2008 if we do all the deals that we have expectations of, we’d start to build back to that rate again.”

(Richard Sandifer): “Yeah. I thought of another question. What about the cancer treatment, the brain cancer treatment, can you give us an update on that?”

(Frank Massino): “Yes, we can. You know, that patent application is going to be filed in July, so we’ve been pretty quiet with it until the patent application is filed.

The fact of the matter is, is that, you know, it has been used in clinical trials very successfully so we know that we have a winner. The key is that we don’t have the funds to take this one over the regulatory hurdles, and we are talking to various partners as far as, you know, moving it forward.

It was the technology that we could not really pass on, but it definitely is not our core business.”

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

(Richard Sandifer): “Okay. Thank you.”

(William Lear): “Thank you. Frank, I’ve been an investor in Senetek ever since its inception. And needless to say, I’ve been very disappointed with the performance of the stock, and if anything, I could be accused of being stubbornly stupid in hanging into it. But my concern obviously is the price of the stock in relation to the performance – financial performance and immediate and the short term outlook.

And I just can’t help but feel that the August 2003 shareholder meeting at which time the shareholder’s votes were ignored virtually. And the meeting canceled and rescheduled has hurt the company. The investment community is just simply not interested and fooling with a company that manipulates its shareholders for its own interest.

And I’d like to know what plans you folks have of turning the situation around as far as the shareholders are concerned and would certainly caution any insider not to think in terms of taking the company (private).”

(Frank Massino): “Okay, with regards to 2003, I think obviously I have to state that you obviously have a misunderstanding with regards—so it took place during that particularly (proxy fight). Everything was fully disclosed and quite frankly, the shareholders voted overwhelmingly in support of the board and management.

If you look at the votes that were cast, there were irregularities that we’re going to be going into that meeting that we’re—that’s based on management over the board. So, I want to go ahead and make sure that’s clear.

With regards to being—you know, saying that you’re pretty stubborn and I have to say that that’s been part of my issue quite frankly, most people tell me particularly in the industry, I should have applied and filed a bankruptcy early on because the company was not quite where it was and it was really being portrayed and that goes back a long time.

As far as performance of the company, we are fundamentally sound. We are financially stable. We are, as Bill has indicated, we are going to be doing roadshows. We will probably not start that until June.

We are looking at merger and acquisition opportunities. And we do know that the market is undervalued. We do have a lot of people that play the stock, you know, it goes back to the situation we had in the Frankfurt market where we had a 132 million shares traded there in one day. They were all naked short.

You know, the fact of the matter is, is that I think that there has been different activities that have not been beneficial to the shareholders. But I can tell you that it has nothing to do with the fundamentals of this company or basically with management and the board is really doing at this point in time.”

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

(William Lear): “Oh I think the vehicles that you’re using to promote the stock to the investment community are probably the wrong ones. I’m just not sure that a public relations firm is a proper choice, but it seems to me that you have to establish some good solid relationships with the investment community and that hasn’t been done, and that’s why the stock is languishing.”

(Frank Massino): “You know, I would have to say that without a doubt, you know, we’ve been very quiet as you probably will know. There’s no question about the fact of the matter is that we have not promoted the stock, have not gone out to the market because we were busy trying to make this company really solid.

And then, Mr. Lear, you got to think about what we have here, okay. With regards to the Invicorp™, you know, when we—when this management team took it over, every company that basically looked at Invicorp™ had turned it down. I mean, that is a fact. The filing was not in really good shape.

As I has stated many times before that my first course of duty when I became CEO is that I had to go over to Denmark and let them know that they approved the product that shouldn’t have been approved because the studies were not done with a non-stability indicating assay methodology.

More importantly, you know, the fact of the matter is we ended up with a clinical hold on phentolamine, which, you know, on Invicorp™ which had nothing to do with what Senetek was doing, but it did carry tremendous in negative emphasis or impact on the product.

And then we ended up with Reliaject which has been around for a long time. It’s never been, you know, commercially made available. We had to write that off. And yet we did go. The thing that we’re most proud of is the fact that we have Invicorp™ and Reliaject back on track.

With regards to presenting to the market, you have to have solid fundamentals. And quite frankly, at one point in time, you know, we did not have the solid fundamentals. Now, we do have them.

And so quite frankly, I know that we keep, you know, saying that we’re going to do this and do that and probably some enthusiasm but it is stubbornness and it is a willpower that we’re going to overcome this hurdle.

But it is absolutely true that we’re a retail stock. You know, we have 16,000 shareholders? That’s really virtually unheard of. I mean, 16,000 shareholders, if you stop and think about it.

We have people that don’t even know that they have the stock. I’m not trying to be facetious. It is not—it’s never been an institutionally-supported stock. There’s been one or two groups and that’s been it. So we have a lot of work cut out for us.”

SENETEK

Moderator: Frank Massino

04-24-07/11:00 am CT

Confirmation # CON7439

(Conference Service Coordinator): “We have no further questions at this time.”

(William O’Kelly): “Thank you.”

(Frank Massino): “Thank you.”

(Frank Massino): “Well, thanks everybody for participating in the yearend shareholder teleconference first quarter.”

“We look forward to next…

(William O’Kelly): We look forward to our next call.”